Exhibit 99.1

NEWS RELEASE

Contacts:	William A. Owen	Angie Yang
	Chief Financial Officer	PondelWilkinson Inc.
	951.699.6991	310.279.5980
	wowen@outdoorchannel.com	ayang@pondel.com

OUTDOOR CHANNEL HOLDINGS REPORTS 2006 FOURTH QUARTER AND YEAR-END
PRELIMINARY UNAUDITED FINANCIAL RESULTS

— Company Files Extension for 2006 Form 10-K —

Temecula, California — March 16, 2006 — Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today reported preliminary unaudited financial results for its fourth quarter and full year ended December 31, 2006.

The company today also filed for a 15-day extension on Form 12b-25 pertaining to the filing of its Annual Report on Form 10-K for the full year ended December 31, 2006.  The company’s recently filed restatements reflect adjustments to amortization expense and certain other related adjustments to previously issued consolidated financial statements as of and for the periods ended March 31, 2005 through June 30, 2006.  This effort diverted considerable personnel resources from completing and filing the company’s audited financial statements for the 2006 full year by the prescribed filing date. The company said it expects to complete management’s assessment and the audit by its independent registered public accountants and file its Form 10-K on or before the extended deadline of March 31, 2007.

For the 2006 fourth quarter, total revenues increased 14.8 percent to $13.1 million from $11.4 million in the prior-year period.  Advertising revenue, principally generated from the sale of advertising time on The Outdoor Channel®, rose 13.4 percent to $7.5 million for the fourth quarter of 2006 from $6.6 million in the year-ago period.  Subscriber fees rose 14.0 percent to $4.6 million from $4.1 million in the 2005 fourth quarter, principally due to an increased number of paying subscribers.  Membership income totaled $1.0 million, up from $783,000 in the same period a year earlier.

For the full year, total revenues grew 13.1 percent to $48.5 million from $42.9 million in 2005.  Advertising sales rose 12.8 percent to $25.7 million, and subscriber fees increased 14.6 percent to $17.7 million in 2006.  This compares with 2005 advertising sales of $22.8 million and subscriber fees of $15.4 million.  Membership income increased 9.5 percent to $5.2 million from $4.7 million in 2005.

“The Outdoor Channel is the premier network for the traditional outdoor sports enthusiast, and we believe the increases in advertising sales and subscriber fees are a testament to our market leadership,” said Roger L. Werner, president and chief executive officer.   “While we achieved some success growing our subscriber base during 2006, we have not realized the anticipated levels through the utilization of subscriber launch support dollars.

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“After considerable analysis of our market, we have developed a new package of distribution incentives to help us grow the Channel’s subscriber base.  In support of this effort, we are implementing a re-branding of The Outdoor Channel and working to improve the overall quality of our program offering.   In addition, we are actively engaged in developing a broadband Web site with multi-channel video capabilities, which we believe will further extend the market reach of the Outdoor Channel brand.  While we recognize that our near term operating results will be adversely impacted by increased costs related to these initiatives, we are confident that the important investments we are making today will help enhance the asset value of The Outdoor Channel in the long run,” Werner said.

As a result of these initiatives, the company posted in its 2006 third quarter a write-off of $9.5 million of the carrying value of multi-system cable operator (MSO) relationships as a result of a changed distribution strategy adopted by the board in September 2006.  For the year ended December 31, 2006, the company’s selling, general and administrative expenses as a percentage of revenues expanded to 53.9 percent from 40.5 percent in the prior year.  The increase was due primarily to several factors including the adoption of SFAS 123R effective January 1, 2006 resulting in additional compensation expense of $3.5 million and the recognition of $2.5 million of compensation expense related to performance units granted to new management.  Depreciation and amortization expense was also higher due to the company’s broadcast facility which was placed into service effective April 1, 2006.

Including these additional expenses, the company incurred a net loss of $1.9 million, or $0.08 per diluted share, for the 2006 fourth quarter and $7.3 million, or $0.30 per diluted share, for the full year.  This compares with net income of $1.1 million, or $0.04 per diluted share, in the fourth quarter of 2005 and $2.2 million, or $0.09 per diluted share, in 2005.

Outdoor Channel Holdings continues to maintain a strong balance sheet.  At December 31, 2006, cash and cash equivalents totaled $15.4 million, investments in available-for-sale securities totaled $42.1 million and total stockholders’ equity was $142 million.

Investor Conference Call

Outdoor Channel Holdings’ management will host an investor conference call today, March 16, 2007, at 12 noon EDT (9:00 a.m. PDT) to review the company’s financials and operations for the quarter and year ended December 31, 2006.  The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.outdoorchannelholdings.com and www.earnings.com.  For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites.  A telephonic playback of the conference call also will be available through 8:00 p.m. EDT (5:00 p.m. PDT), Friday, March 23, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 99190588.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America’s 82 million anglers, hunters and outdoor enthusiasts.  The Company also owns and operates related businesses that serve the interests of viewers of The Outdoor

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Channel and other outdoor enthusiasts, including Outdoor Channel 2 HD, LDMA-AU, Inc. (Lost Dutchman’s) and Gold Prospector’s Association of America, LLC (GPAA).

Nielsen Media Research Universe Estimates for The Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide.  Nielsen estimated that The Outdoor Channel had approximately 30 million cable and satellite subscribers as of March 2007.  Please note that this estimate regarding The Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

Safe Harbor Statement

Statements in this news release that are not historical, including those related to benefits resulting from the company’s strategic initiatives, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, regarding our expectations, beliefs, intentions, strategies regarding the future and the anticipated benefits of our new package of distribution incentives.  The company’s actual results could differ materially from those discussed in any forward-looking statements.  The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections.  Such forward-looking statements relate to, among other things, future stockholder value, anticipated expenses including advertising, programming, personnel and others, Nielsen Media Research estimates regarding total households and cable and satellite homes subscribing to The Outdoor Channel, and other matters.  Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but are not limited to: (1) the company’s ability to grow the subscriber base of The Outdoor Channel; (2) a decrease in operating results from offering launch support fees and other incentives to grow the subscriber base; (3) the triggering of a “most favored nations” clause with service providers from offering launch support fees and other incentives; (4) a decline in the number of viewers from having The Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (5) service providers discontinuing or refraining from carrying The Outdoor Channel; and other factors which are discussed in the company’s filings with the Securities and Exchange Commission.  For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

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OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Advertising	$7,481	$6,596	$25,679	$22,769
Subscriber fees	4,615	4,050	17,687	15,432
Membership income	1,028	783	5,156	4,707

Total revenues	13,124	11,429	48,522	42,908

Cost of services:
Programming	2,510	2,237	8,355	5,604
Satellite transmission fees	631	631	2,550	2,497
Production and operations	925	798	4,078	3,458
Other direct costs	191	108	1,151	1,355

Total cost of services	4,257	3,774	16,134	12,914

Other expenses:
Advertising	1,716	1,432	7,119	7,100
Selling, general and administrative	9,899	4,175	26,168	17,375
Impairment of amortizable intangible assets	—	—	9,540	—
Depreciation and amortization	751	706	3,245	2,721

Total other expenses	12,366	6,313	46,072	27,196

Income (loss) from operations	(3,499)	1,342	(13,684)	2,798

Interest expense	(18)	(43)	(246)	(45)

Other income, net	709	457	2,692	943

Income (loss) before income taxes	(2,808)	1,756	(11,238)	3,696

Income tax provision (benefit)	(906)	625	(3,913)	1,503

Net income (loss)	$(1,902)	$1,131	$(7,325)	$2,193

Earnings (loss) per common share:
Basic	$(0.08)	$0.05	$(0.30)	$0.10
Diluted	$(0.08)	$0.04	$(0.30)	$0.09

Weighted average number of common shares outstanding:
Basic	25,008	24,328	24,556	21,423
Diluted	25,008	26,266	24,556	24,732

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheet Highlights
(In thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$15,447	$18,276
Investment in available-for-sale securities	42,144	38,830
Accounts receivable	6,845	5,320
Other current assets	6,533	7,928
Total current assets	70,969	70,354

Property, plant and equipment, net	15,797	15,623
Other assets	61,191	65,845
Totals	$147,957	$151,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$3,623	$4,171
Total long-term liabilities	2,360	5,847
Total liabilities	5,983	10,018
Total stockholders’ equity	141,974	141,804
Totals	$147,957	$151,822